CONTACT: Robert K. Lifton
         (212) 935-8484

KCSA     Joseph A. Mansi
CONTACT: (212) 682-6300, Ext. 205
         Jmansi@kcsa.com
         www.kcsa.com


                                                           FOR IMMEDIATE RELEASE


           MEDIS TECHNOLOGIES COMMON STOCK TO COMMENCE TRADING ON THE
             NASDAQ SMALLCAP MARKET UNDER THE SYMBOL MDTL; MEDIS EL
                        ORDINARY SHARES TO CEASE TRADING

NEW YORK/ISRAEL - June 5, 2000 - Medis Technologies Ltd. announced today that at the opening of trading on June 6, 2000, its Common Stock will begin trading on the Nasdaq SmallCap Market under the symbol MDTL.

Medis Technologies' Common Stock will commence trading after the expected expiration at 5:00 p.m. EDT on June 5, 2000, of Medis Technologies' offer to exchange its shares for the approximately 36% of the outstanding shares of Medis El Ltd. (MDSLF) not owned by it. Upon the expiration of the offer, Medis Technologies intends to deregister Medis El under the requirements of the Securities Exchange Act of 1934. Medis El's ordinary shares will cease trading on the Nasdaq SmallCap Market upon the close of trading on June 5, 2000. Medis El will continue as a subsidiary of Medis Technologies.

Medis El Ltd., founded in 1992, is an Israeli corporation, operating as a greenhouse for the development of highly advanced, innovative, proprietary technology products primarily related to sources of clean energy that it seeks to license, sell, or joint venture with large international corporations. Its energy related products, in varying stages of development, include fuel cell technology, toroidal engine and compressor, stirling cycle linear compressor, reciprocating electrical machine, direct current regulating device, and water technologies. In addition, it has developed the CellScan, a static cytometer for sophisticated cell analysis.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING MEDIS TECHNOLOGIES' BUSINESS, WHICH ARE NOT HISTORICAL FACTS, ARE "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES. FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS" IN THE COMPANY'S PROSPECTUS ON FILE WITH THE SEC.